Exhibit 99.1

HMS to Protest State of New Jersey Medicaid Third Party Liability Contract Award

IRVING, TX— July 20, 2015 (BUSINESS WIRE) - After the markets closed on Friday, July 17, HMS Holdings Corp. (NASDAQ:HMSY) received notification from the State of New Jersey Division of Purchase and Property, Procurement Bureau (the “Division”) of its intent to make a contract award for Third Party Liability (“TPL”) Services to a competitor, pursuant to the State’s RFP 15-x-23249. HMS intends to protest the proposed award to Public Consulting Group, consistent with the Division’s administrative regulations, and will also consider any and all legal remedies as appropriate.

“We are committed to the third-party liability business we perform for state customers throughout the nation. We have served the State of New Jersey for nearly 30 years and recovered hundreds of millions of dollars for the State Treasury. We believe our experience and qualifications as a third-party liability vendor for state Medicaid programs are unmatched in the industry and that does not appear to be reflected in the scoring of our RFP response,” said Bill Lucia, Chairman and CEO.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Such statements give our expectations or forecasts of future events; they do not relate strictly to historical or current facts.  Forward-looking statements can be identified by words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “will,” “target,” “seeks,” “forecast” and similar expressions and references to guidance.  In particular, these include statements relating to future actions, risks and uncertainties relating to planned protests of state re-procurements, the success of litigation which is not guaranteed, business plans, objectives and prospects, and future operating or financial performance including those relating to maximization of shareholder value and realizing the full potential of our products or services. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: those factors identified in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.

About HMS

HMS Holdings Corp., through its subsidiaries, provides coordination of benefits and payment integrity services for payers. The Company serves Medicaid programs in 45 states and the District of Columbia; commercial health plans, including Medicaid managed care, Medicare Advantage and group and individual health lines of business; federal government health agencies, including the Centers for Medicare & Medicaid Services (“CMS”) and the Veterans Health Administration; government and private employers; child support agencies; and other healthcare payers and sponsors. As a result of the Company’s services, our customers recovered billions of dollars in 2014 and saved billions more through the prevention of erroneous payments.

Investors Contact:

Dennis Oakes

SVP, Investor Relations

dennis.oakes@hms.com

212.857.5786

Media Contact:

Francesca Marraro

VP, Marketing and Communications

fmarraro@hms.com

212.857.5442